Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-106574) of Pamrapo Bancorp, Inc. of our report dated July , 2010, relating to the Financial Statements for the year ended December 31, 2009 of Pamrapo Savings Bank, S.L.A. 401(k) Plan which appears in this Annual Report on Form 11-K.

/s/Parente Beard LLP

July 14, 2010